UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2017
ClubCorp Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-36074	20-5818205
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

3030 LBJ Freeway, Suite 600 Dallas, Texas	75234
(Address of Principal Executive Offices)	(Zip Code)

(972) 243-6191
Registrant’s Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by ClubCorp Holdings, Inc., a Nevada corporation (which we may refer to as “we,” “us,” “our” or the “Company”), in connection with the matters described herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) Change in Control Severance Agreements with Senior Management

On January 24, 2017 (the “Effective Date”), the Company entered into Change in Control Severance Agreements (each, an “Agreement” and, collectively, the “Agreements”) with each of Eric L. Affeldt (Chief Executive Officer and Director), Curtis D. McClellan (Chief Financial Officer and Treasurer), Mark A. Burnett (President and Chief Operating Officer), and Ingrid J. Keiser (General Counsel, Secretary, and Executive Vice President of People Strategy) (each, an “Executive” and, collectively, the “Executives”). Each Agreement provides the applicable Executive with certain severance benefits in the event that such Executive’s employment is terminated by the Company other than for “cause” (and other than due to death or “disability”) or by the Executive with “good reason”, in each case during the two-year period commencing on the date of a “change in control” (a “Qualifying Termination”), as each such term is defined in the Agreements. As described below, each Agreement also provides for the accelerated vesting of certain equity-based awards granted to the Executives upon a change in control. Each Agreement also contains a 280G best-after-tax cutback, which applies to any payments or benefits the Executives are entitled to receive that are “excess parachute payments” under the “golden parachute” excise tax rules of the Internal Revenue Code. The Agreements include a fixed term through December 31, 2018, unless the Executive’s employment is earlier terminated or the term is extended due to an imminent transaction constituting a change in control.

Severance Benefits

The Agreements provide that, if their employment is terminated for any reason the Executives will be paid any unpaid annual bonus in respect of a prior fiscal year.

In addition, the Agreements provide the Executives with the following severance payments and benefits upon a Qualifying Termination:

•
a lump-sum cash payment equal to (a) 3.0 for Mr. Affeldt or 2.0 for each of the other Executives, multiplied by (b) the sum of (1) the Executive’s annual base salary plus (2) his or her target annual cash bonus award;

•
payment of an amount equal to the annual cash bonus award for the year of termination that the Executive would have earned if he or she had remained employed on the applicable payment date for such bonus prorated based on the number of days that the Executive was employed during such year;

•
payment by the Company of the Executive’s COBRA premiums for continued medical and dental coverage for a COBRA premium period of 36 months (for Mr. Affeldt) or 24 months (for each of the other Executives) following termination, unless the Executive ceases to receive such COBRA premiums from the Company (because the Company has concluded that it cannot continue to pay such premiums without incurring financial costs or penalties under applicable law) or becomes ineligible for COBRA coverage (other than by virtue of becoming eligible for coverage under another employer group plan) prior to the expiration of the COBRA premium period, in which case the Executive shall instead receive a fully taxable monthly cash payment equal to the amount of the monthly COBRA premium until the earlier of the expiration of the COBRA premium period or such time as the Executive becomes eligible for coverage under another employer group plan;

•
a dues-free recallable “life membership” at a country club of Executive’s choice with ‘signature gold golf’ and ‘community’ privileges, and ‘O.N.E.’ privileges and discounts for a period of 60 calendar months following termination (with such membership subject to certain transfer restrictions); and

•	up to $10,000 for outplacement services.

Each Executive’s receipt of severance payments and benefits under each Agreement is conditioned upon his or her execution of an effective release of claims against the Company.

Treatment of Equity Awards upon a Change in Control

The Agreements provide that if a change in control occurs, then with respect to all equity-based awards granted to the Executives prior to the Effective Date (other than performance-vesting restricted stock units granted on April 12, 2016):

•	all outstanding unvested time-vesting equity awards will immediately vest in full; and

•	all outstanding unvested performance-vesting equity awards will immediately vest in full assuming achievement of the target level of performance.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2017	CLUBCORP HOLDINGS, INC.

	By:	/s/ Todd M. Dupuis
Todd M. Dupuis
Chief Accounting Officer